April 25, 1996


Mr. Brad C. Yopp
Chief Financial Officer
Ultra Pac, Inc.
21925 Industrial Blvd.
Rogers, Minnesota 55374-9575


Dear Brad:

This letter will document the terms of the restructure of the Security Agreement and Related Promissory Note, dated May 27, 1994, between Norwest Equipment Finance, Inc. and Ultra Pac, Inc. which is discussed. The restructure will be upon the following terms and conditions:

1. Interest only payments on the total principal amount outstanding shall be payable monthly form January 15, 1996 through June 1996.

2. All past due interest will be brought current by the later of five days after completing the documentation of this restructure, to be funded out of the new bank line supplied to Ultra Pac, Inc. by Norwest Bank, N.A., or May 15, 1996.

3. Concord Commercial's deferral of debt will be cross-defaulted with all other creditors who are granting deferrals.

4. Concord Commercial waives all payment defaults and other financial covenant violations of the agreement arising or occurring prior to the date of this letter.

5. Payment of principal and interest in the amounts specified in the restructure documents shall commence in July 1996. The deferred principal amount will be due on the final installment date of the referenced Security Agreement.

6. The transaction will be documented in form and format acceptable to Concord Commercial and its counsel, and closed no later than May 15, 1996.

7. All other terms and conditions of the above Security Agreement and related Promissory Note remain in full force and effect, unless referenced in this letter above.

Sincerely,


/s/ Phil Shoen
Phil Shoen
Region Portfolio Manager